Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Movella Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.00001 per share	Rule 457(c)	19,176,036		$1.50	$28,764,054.00		$0.00011020	$3,170
Fees to be Paid	Equity	Common Stock issuable upon the exercise of options	Rule 457(h)(1)	97,740		$1.50	$146,610.00	(2)	$0.00011020	$16
Fees to be Paid	Equity	Warrants	Rule 457(g)	4,250,000	(3)	—	—		—	—
Fees to be Paid	Equity	Common Stock issuable upon the exercise of public warrants	Rule 457(c)	4,250,000		$1.50	$6,375,000.00	(1)	$0.00011020	$703
	Total Offering Amounts			23,523,776			$35,285,664.00			$3,889
	Total Fee Offsets									—
	Net Fee Due									$3,889

(1)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of the registrant’s Common Stock on the Nasdaq Global Market (“Nasdaq”) on April 21, 2023 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).

(2)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act based on the average of the high and low prices of the registrant’s Common Stock on Nasdaq on April 21, 2023.

(3)

In accordance with Rule 457(g) under the Securities Act, the entire registration fee for the warrants is allocated to the shares of common stock underlying the warrants, and no separate fee is payable for the warrants.